U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[x] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   State Farm Mutual Automobile Insurance Co.
   1 State Farm Plaza
   Bloomington, IL  61710
2. Issuer Name and Ticker or Trading Symbol
   Canwest Global Communications Corporation CWG
3. IRS or Social Security Number of Reporting Person (Voluntary)
   37-0533100
4. Statement for Month/Year
   05/31/99
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  (x) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Non-Voting Common Stock    |5/3/99|S   | |6700              |D  |$12.9375   |185600             |D     |                           |
                           |      |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/4/99|S   | |70400             |D  |$12.8140   |185600             |D     |                           |
                           |      |    | |                  |   |per sh     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Non-Voting Common Stock    |5/5/99|S   | |62000             |D  |$12.9919   |185600             |D     |                           |
                           |      |    | |                  |   |per sh     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Non-Voting Common Stock    |5/6/99|S   | |14700             |D  |$13.0060   |185600             |D     |                           |
                           |      |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/7/99|S   | |39000             |D  |$13.0032   |185600             |D     |                           |
                           |      |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/10/9|S   | |19000             |D  |$13.0000   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Non-Voting Common Stock    |5/11/9|S   | |3000              |D  |$13.0000   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/13/9|S   | |10000             |D  |$13.0000   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Non-Voting Common Stock    |5/17/9|S   | |147000            |D  |$13.0304   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/18/9|S   | |251600            |D  |$13.1945   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/18/9|S   | |251600            |D  |$13.1945   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Non-Voting Common Stock    |5/19/9|S   | |202900            |D  |$13.4620   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/20/9|S   | |11400             |D  |$13.4742   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/21/9|S   | |76400             |D  |$13.3351   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/25/9|S   | |21500             |D  |$13.0846   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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Non-Voting Common Stock    |5/26/9|S   | |200               |D  |$13.0625   |185600             |D     |                           |
                           |9     |    | |                  |   |per sh     |                   |      |                           |
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


SIGNATURE OR REPORTING PERSON

DATE